EXHIBIT 12.1

PO Box 281077

Nashville, TN 37228

315 Deadrick Street

Nashville, TN 37203

615-476-1151

Steve@SteveMillslaw.com

March 28, 2023

Universal Systems Inc.

30 Gould Street, Suite N

Sheridan, WY 82801

Ladies and Gentlemen:

We have acted as counsel to Universal Systems, Inc., a Washington corporation (the “Company”) in connection with the Company’s Regulation A Offering Statement on Form 1-A (the “Offering Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed issuance of 30,000,000 units of at a price of $.015 per unit with each unit consisting of eight (8) shares of our common stock for a total issuance of 240,000,000 shares at $.001875.

We have examined the Offering Statement, the minute books and other corporate records of the Company, and such other instruments and documents that we have deemed necessary or appropriate for the purposes of the opinions expressed herein. For the purposes of expressing the opinion set forth below, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter; and (v) the due authorization, execution, and delivery of and the validity and binding effect of all documents.

Based on the foregoing and subject to the qualifications, assumptions and other statements set forth herein, we are of the opinion that the units being sold pursuant to the offering statement are duly authorized, and will, when issued in the manner and for the consideration described in the offering statement, be validly issued, fully paid and nonassessable.

We express no opinion as to the law of any jurisdiction other than the Washington Business Corporation Act. The reference and limitation to “Washington Business Corporation Act” includes the statutory provisions and all applicable provisions of the Washington Constitution and reported judicial decisions interpreting these laws. The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date of this letter. The opinion expressed in this letter is provided as a legal opinion only and not as any guarantee or warranty of the matters discussed herein, and such opinion is strictly limited to the matters stated herein, and no other opinion may be implied therefrom.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Stephen Mills

Attorney at Law